Exhibit 99.1
Press Contacts:

John Stewart	Claire Rowberry
Progress Software	LEWIS PR
+1 781-280-4101	+1 617-226-8844
jstewart@progress.com	progress@lewispr.com
Progress Software Corporation Appoints Industry Veteran
David Krall to Its Board of Directors
BEDFORD, Mass. February 11, 2008—Progress Software Corporation (NASDAQ: PRGS), a provider of leading application infrastructure software to develop, deploy, integrate and manage business applications, today announced the appointment of David Krall to the Board of Directors of Progress Software Corporation, effective immediately.
David Krall brings over 20 years experience in the software industry to Progress Software. Most recently, Krall served as the President, CEO and member of the Board of Directors for Avid Technology, Inc. from 2000 to 2007.
“David has built an impressive and successful career in the software industry over the past 20 years,” said Joseph Alsop, co-founder and CEO of Progress Software. “His experience in growing companies and helping them reach their technology and financial goals will be a great asset to our company and Board of Directors.”
Over the past seven years, as Avid Technology Inc.’s president and chief executive officer, Krall positioned the company as the leading technology and services provider of digital media software. During his tenure he capitalized on numerous opportunities that expanded his company’s market share across diverse marketplaces. Krall directed Avid’s efforts in revitalizing the company’s post-production and broadcast businesses, increasing revenues and profitability. He also propelled Avid into the consumer video and audio markets through strategic acquisitions.
Well-known in the software industry, Krall has keynoted several industry conferences on varying topics, including transitioning to high definition technology. Krall is also an advisor to several high tech companies based in the Silicon Valley, and a private investor.
Krall joined Avid Technology in 1995 as the Director of Program Management for Avid’s Digidesign audio division and later served as Digidesign’s Vice President of Engineering and led the division as Chief Operating Officer. Krall holds a Masters of Business degree, with distinction, from Harvard University, as well as BS and SM degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Our goal is to maximize the benefits of information technology while minimizing its complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Any trademarks or service marks contained herein are the property of their respective owners.